                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-12


                            PETROCORP INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     5)  Total fee paid:

     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ---------------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     3)  Filing Party:

     ---------------------------------------------------------------------------
     4)  Date Filed:

     ---------------------------------------------------------------------------

                             PETROCORP INCORPORATED
                             6733 South Yale Avenue
                             Tulsa, Oklahoma  74136



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 19, 2000



To the Shareholders of
  PetroCorp Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of PetroCorp Incorporated (the "Company") will be held at the Tulsa Room, 9th Floor, Bank of Oklahoma Tower, 1 Williams Center, Tulsa, Oklahoma 74172, at 11:00 a.m., Tulsa time, on Friday, May 19, 2000, for the following purposes:

          1. To elect two persons to serve as directors of the classified Board of Directors until the 2003 annual meeting and until their successors are elected and have qualified.

          2.  To approve the adoption of the Company's 2000 Stock Option Plan.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 20, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a stamped return envelope is provided.

                              By Order of the Board of Directors,



                              Steve Berlin, Secretary

Tulsa, Oklahoma
April 14, 2000



WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            PETROCORP INCORPORATED
                            6733 South Yale Avenue
                            Tulsa, Oklahoma  74136

                             --------------------

                                PROXY STATEMENT

                             --------------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PetroCorp Incorporated, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Friday, May 19, 2000, at the Tulsa Room, 9th Floor, Bank of Oklahoma Tower, 1 Williams Center, Tulsa, Oklahoma 74172, at 11:00 a.m., Tulsa time, and at any adjournment or adjournments thereof (such meeting and adjournment(s) thereof referred to as the "Annual Meeting"). It is anticipated that the proxy and this Proxy Statement will be mailed to shareholders on or about April 14, 2000.

     In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telegraph by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation of proxies will be paid by the Company.

     A proxy received by the Company may be revoked by the shareholder giving the proxy at any time before it is exercised. A shareholder may revoke a proxy by notification in writing to the Company at 6733 South Yale Avenue, Tulsa, Oklahoma 74136, Attention: Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by the Company which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the nominees for director named in this Proxy Statement and in favor of the approval of the Company's 2000 Stock Option Plan.

     A quorum for the transaction of business at the Annual Meeting will be present if the holders of a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Directors will be elected by a plurality of the votes cast by the holders at the Annual Meeting. Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors. Approval of the Company's 2000 Stock Option Plan will be by the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting. Because broker non-votes are not considered "shares present" with respect to matters decided by a plurality of the votes or requiring the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting, broker non-votes will not affect the outcome with respect to the election of directors or the approval of the Company's 2000 Stock Option Plan.

     At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, there were outstanding 8,683,019 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposition presented at the Annual Meeting.

Beneficial Ownership of Common Stock.

     The following table sets forth information with respect to the shares of Common Stock owned of record and beneficially as of April 5, 2000 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, nominee for director and executive officer set forth on the "Summary Compensation Table," and by all directors and executive officers as a group:


                                                                                     Shares Owned Beneficially
                                                                                   -----------------------------
Name                                                                                 Number            Percent
----                                                                            -----------------  ----------------

Gary R. Christopher (1).......................................................          4,336,957             49.9%
W. Neil McBean (2)............................................................            246,046              2.8
A.F. (Tony) Pelletier (2).....................................................            106,504              1.2
J. Les Watson (2).............................................................             25,500               *
Craig K. Townsend (2).........................................................             48,621               *
Laurent A. (Larry) Baillargeon (2)............................................                500               *
Michael L. Lord (2)...........................................................             48,528               *
Lealon L. Sargent (2).........................................................            330,185              3.7
Thomas N. Amonett (3).........................................................              8,000               *
G. Jay Erbe, Jr...............................................................                500               *
Mark W. Files.................................................................                  0               *
Stephen M. McGrath (2)........................................................              2,000               *
Robert C. Thomas (3)..........................................................              8,000               *
All directors and executive officers as a group (18 persons) (4)..............          5,205,341             56.1
Kaiser-Francis Oil Company (5)................................................          4,327,457             49.8
St. Paul Fire and Marine Insurance Company (6)................................          1,738,000             20.0
Royce & Associates, Inc.......................................................            760,100              8.8

*  Less than 1.0%.

(1) Includes 4,327,457 shares owned by Kaiser-Francis Oil Company ("KFOC"). This director is an employee of KFOC and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares. Also includes 6,000 shares subject to issuance within 60 days upon the exercise of stock options.
(2) Mr. McBean's amount includes 154,250 shares, Mr. Pelletier's amount includes 98,000 shares, Mr. Watson's amount includes 25,000 shares, Mr. Townsend's amount includes 45,000 shares, Mr. Lord's amount includes 46,000 shares, Mr. Sargent's amount includes 159,750 shares and Mr. McGrath's amount includes 2,000 shares, all subject to issuance within 60 days upon the exercise of stock options.
(3) Mr. Amonett's amount includes 7,000 shares and Mr. Thomas's amount includes 7,000 shares subject to issuance within 60 days upon the exercise of stock options.
(4) Includes all directors and all executive officers set forth on the "Summary Compensation Table" and the table of "Executive and Other Officers." Includes 588,000 shares subject to issuance within 60 days upon the exercise of stock options. Also includes certain shares as to which beneficial ownership is disclaimed by Mr. Christopher. If the aggregate of 4,327,457 shares as to which beneficial ownership is disclaimed by Mr. Christopher were excluded, the percentage as a group would be 9.5%.
(5)  Address is 6733 South Yale, Tulsa, Oklahoma 74136.  KFOC files a Schedule
     13D.
(6) Address is 385 Washington Street, St. Paul, Minnesota 55102. Consists of 873,000 shares owned by Park Avenue Exploration Corporation and 858,000 shares owned by United States Fidelity and Guaranty

     Company, both wholly-owned subsidiaries of St. Paul Fire and Marine Insurance Company ("St.Paul") acquired in connection with St. Paul's acquisition of USF&G Corporation in February 1999. St. Paul has the power to direct the voting and disposition of the shares held by such subsidiaries and, therefore, may be deemed to be the beneficial owner of such shares. The address of Park Avenue Exploration Corporation is 6225 Centennial Way, Baltimore, Maryland 21209. The address of United States Fidelity and Guaranty Company is 385 Washington Street, St. Paul, Minnesota 55102. Also includes 7,000 shares subject to issuance within 60 days from the exercise of stock options. These options were issued to Mr. Erbe as a director, and he assigned them to St. Paul when he was an officer of St. Paul or a subsidiary thereof. Mr. Erbe severed his relationship with St. Paul effective November 15, 1999.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of seven persons who hold office for staggered three-year terms. Two directors are to be elected at the Annual Meeting as Class I directors to serve until their terms expire in 2003. The Company recommends voting for the election of each of the nominees for director listed below. If, for any reason, at the time of the election one or more of such nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors.

     G. Jay Erbe, Jr. is currently a Class I director, but he is not standing for re-election. Mr. Erbe's term will expire upon the election of his successor.

     Unless authority is withheld, duly executed proxies will be voted for the election of Lealon L. Sargent and Mark W. Files to hold office until the annual meeting of shareholders to be held in the year 2003 and until each of their respective successors is elected and qualified.

     The Company recommends voting "For" each of the nominees.


Nominees for Director

     The following table sets forth the name and age of each nominee listed in the enclosed form of proxy for Class I directors to hold office until the annual meeting of shareholders to be held in the year 2003, his principal position with the Company and his term as director of the Company.

Name                                             Age       Term of Office                Position
-------------------------------------------  -----------  ----------------  -----------------------------------
Lealon L. Sargent                                     70    1983-Present    Chairman of the Board
Mark W. Files                                         58        None        Director

     Lealon L. Sargent has been Chairman of the Board of the Company and a director since 1983. Mr. Sargent co-founded PetroCorp in July 1983, and previously served as Chief Executive Officer and as President and Chief Operating Officer. Mr. Sargent worked in the oil and gas industry for over 39 years before retiring from the Company's management at the end of 1997. From 1981 to 1983, Mr. Sargent was President of ENI Exploration Company. From 1980 to 1981, he was President of Hamilton North America. Prior to that time, Mr. Sargent spent the majority of his career with Tenneco Oil Company, rising to the position of Senior Vice President of Worldwide Exploration and of North American Onshore Exploration and Production. He received a B.S. in Geology from the University of Oklahoma and an A.M.P. from Harvard Graduate School of Business.

     Mark W. Files has been nominated as a director upon the recommendation of St. Paul Fire and Marine Insurance Company, a significant shareholder of the Company. Since 1993, he has been a member of the firm, Graham Partners, LLC, a company engaged in consulting for emerging businesses on growth strategies. Prior to such time, he was the Chief Financial Officer of Graham Resources, an independent oil and gas company.

Other Directors

     The following table sets forth the name and age of each director of the Company not up for election this year, his principal position with the Company, the year he became a director of the Company and the year that his term as a director expires.


                                                            Term       Director
 Name                                           Age        Expires      Since      Position
-----                                        ----------  -----------  ---------  -----------
Gary Christopher......................          50          2002         1996    President & Chief Executive Officer
Thomas N. Amonett.....................          56          2001         1993    Director
W. Neil McBean........................          51          2001         1983    Director
Stephen M. McGrath....................          64          2002         1985    Director
Robert C. Thomas......................          70          2001         1997    Director

     Gary R. Christopher has been a director of the Company since August 1996 and was elected President and Chief Executive Officer of the Company as of August 3, 1999. He has been Acquisitions Coordinator of Kaiser-Francis Oil Company since January 1996. Prior to that, he served for five years as Senior Vice President and Manager of Energy Lending for Bank of Oklahoma.

     Thomas N. Amonett has been a director of the Company since 1993. He has served as President and Chief Executive Officer of Champion Technologies, Inc. since October 1999. Prior thereto, he served as President and Chief Executive Officer of American Residential Services, Inc. from October 1997 until April 1999. He served as interim President and Chief Executive Officer of Weatherford Enterra, Inc. from July 1996 to October 1997. From 1992 to 1996, he served as Chairman of the Board and President of Reunion Resources Company. Prior to that time, he was engaged in the practice of law with Fulbright & Jaworski, L.L.P., where he was of counsel from 1986 to 1992. Mr. Amonett also currently serves as a director of ITEQ, Inc., and Reunion Industries, Inc.

     W. Neil McBean served as Chief Executive Officer of the Company from 1996 until August 1999 and President from 1986 until August 1999. He has been a director since 1983. Mr. McBean co-founded PetroCorp in 1983, and previously served as Senior Vice President. Mr. McBean has 30 years of experience in the oil and gas industry. During 1982 and 1983, he was Vice President of Production for ENI Exploration Company. Prior to that time, he spent 13 years with Tenneco Oil Company, where he served in a range of management and technical capacities. Mr. McBean received a B.A.Sc. in Chemical Engineering from the University of British Columbia.

     Stephen M. McGrath has been a director of the Company since 1986. Mr. McGrath served as a Managing Director for CIBC-Oppenheimer Corp. from 1997 until his retirement in April 1998. Previously, Mr. McGrath served as an Executive Vice President of Oppenheimer & Co., Inc. and as the Director of its Corporate Finance Department. Prior to his employment by Oppenheimer in 1983, he was with Warner-Lambert Company for 11 years as Senior Vice President of Planning and Development. Before joining Warner-Lambert Company, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a CPA for Price Waterhouse & Co. He also serves as a director of Alliance Pharmaceutical Corporation and of several privately held companies.

     Robert C. Thomas has been a director since April 1997. Since 1994, Mr. Thomas has been retired from Tenneco Gas Company, where he served as Chairman and Chief Executive Officer from 1990. He originally joined Tenneco in 1956 and served in a variety of engineering, management and executive positions in both Tenneco Oil Company and Tenneco Gas Company. Mr. Thomas is currently a Senior Associate with Cambridge Energy Research Associates and a director of Marine Drilling Companies, Inc.

Meetings and Committees of the Board of Directors

     During the Company's last fiscal year, the Board of Directors of the Company held five meetings. No director attended less than 75% of the total number of meetings of the Board of Directors and committees of which he was a member held during the period he served.

     The Audit Committee, composed at the end of the last fiscal year of Messrs. Amonett, Erbe, Christopher, McGrath and Thomas, met one time during the last fiscal year. The Audit Committee reviews with the Company's independent public accountants the plan, scope and results of the annual audit and the procedures for and results of internal controls.

     The Compensation and Benefits Committee (the "Compensation Committee"), composed at the end of the last fiscal year of Messrs. Amonett, Christopher and Erbe, met two times during the last fiscal year. The Compensation Committee approves the salaries and other compensation of officers, administers any existing bonus plans for executive and other officers, makes recommendations to the Board regarding any present or future stock option plans and, pursuant to the Company's Stock Option Plan, awards stock options to executive and other officers who have been recommended by management. Mr. Christopher resigned from the Compensation Committee effective April 7, 2000.

     The Nominating Committee, composed at the end of the last fiscal year of Messrs. Amonett, Christopher, Erbe and Thomas, did not meet during the last fiscal year but the entire Board did address director nominations at its meetings. This committee nominates persons for election by the Company's shareholders to the Board of Directors. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's Bylaws described below under "Nominations and Proposals for Next Annual Meeting."

Compensation of Directors

     Each director who is not an employee of the Company is reimbursed for expenses incurred in attending meetings of the Board of Directors or a committee thereof and receives an annual retainer (paid on a quarterly basis) of $10,000, plus a fee of $1,000 for each meeting of the Board attended and $500 for each meeting of a committee attended.

     Under the 1997 Non-Employee Director Stock Option Plan, each director not an employee of the Company receives options to purchase 5,000 shares of Common Stock on the date of his election or appointment. Each year thereafter, as of the date following the date of the Annual Meeting of the Shareholders, each non-employee director who has served as a member of the Board for no less than one year automatically receives an option to purchase 1,000 shares of Common Stock. The Board of Directors has adopted, subject to approval by the shareholders of the Company, a new stock option plan to supplant the Amended & Restated 1992 PetroCorp Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan. See "Proposal No. 2 - Approval of the Company's 2000 Stock Option Plan."

Executive and Other Officers

     The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the discretion of the Board of Directors.


Name                                            Age        Position
-----                                         -------    ------------
Gary R. Christopher......................       50       President and Chief Executive Officer
A. F. (Tony) Pelletier...................       46       Vice President - U.S. Operations
Steve Berlin.............................       55       Chief Financial Officer, Secretary and Treasurer
Richard L. (Rick) Dunham.................       47       Vice President - Engineering
Craig Dolinsky...........................       45       Vice President - Land
Ted Jacobson.............................       59       Vice President - Operations
Michael W. Moore.........................       53       Vice President - Marketing
David H. Stevens.........................       51       Vice President - Exploration
J. Les Watson............................       53       Vice President - Canadian Operations
Steven E. Amos...........................       45       Corporate Controller

     Gary R. Christopher's background information is set forth above under the heading "Other Directors."

     A.F. (Tony) Pelletier was elected Vice President-U.S. Operations in November 1997 after serving as Vice President-Production since May 1996. With 23 years experience in the oil and gas industry, Mr. Pelletier is responsible for the Company's exploration and production activities in the United States. Mr. Pelletier joined the Company in 1984 and has previously served as General Manager - Gulf, Rockies and Canada Division, Engineering Manager and Chief Reservoir Engineer. From 1978 to 1984, he served in a variety of engineering and supervisory positions with Exxon Company, USA.
Mr. Pelletier is a registered professional engineer and received a B.S. in Mechanical Engineering and an M.Eng. in Civil Engineering from Texas A&M University.

     Steve Berlin was elected Chief Financial Officer, Secretary and Treasurer in November 1999. Mr. Berlin is also Vice President, Chief Financial Officer and Assistant Secretary of Kaiser-Francis, where he has been employed since February 1999. Prior to joining Kaiser-Francis, Mr. Berlin was on the faculty of the University of Tulsa, where he taught business and finance courses to graduate and undergraduate students. From 1973 through 1996, Mr. Berlin worked for CITGO Petroleum Corporation and its predecessors in various financial and management positions, including the last ten years as Chief Financial Officer. Mr. Berlin has an MBA from the University of Wisconsin and is a graduate of the Stanford Executive Program. He is a Certified Public Accountant and has been honored by the Oklahoma society of CPA's as its Outstanding CPA in Industry.
Mr. Berlin has served on several boards including the Goodwill Industries, the American Petroleum Institute, and the American Assembly of Collegiate Schools of Business.

     Richard L. (Rick) Dunham was elected Vice President - Engineering in November 1999. Mr. Dunham is an employee of Kaiser-Francis and has held various positions since joining Kaiser-Francis in 1985. He has been a member of the management committee, Manager of Canadian Enhancements, Special Projects Manager, and has performed duties as a Petroleum, Reservoir, and Acquisitions Engineer. In addition, Mr. Dunham has considerable experience in reserve analysis, economics and risk analysis, gas marketing and contracts, and oil and gas litigation throughout the US and western Canada. Mr. Dunham graduated Magna Cum Laude in Petroleum Engineering from the University of Missouri at Rolla in 1973, and joined Shell Oil Company in New Orleans, working South Louisiana and Offshore in Operations and Reservoir Engineering. From 1979 through 1985 he held positions as Acquisitions Engineer, Enhanced Recovery Projects Manager, Operations and Engineering Manager for MAPCO, R&R Exploration, Twin Eagle Petroleum, Petra Petroleum, and Santa Fe Minerals.

     Craig Dolinsky was elected Vice President - Land in November 1999. Mr. Dolinsky has been a Landman with Kaiser-Francis from 1981 to present. His land responsibilities have included several large acquisitions as well as exploration and development of key plays in Oklahoma, Texas and Wyoming. In 1991, he began Kaiser-Francis' land efforts in Canada. He continues to be involved in exploration and development strategies, contracts, acquisitions and litigation in both the US and Canada. Mr. Dolinsky has a B.A. in Business Administration from Western State College of Colorado and is a member of the American Association of Petroleum Landmen, Tulsa Association of Petroleum Landmen and Canadian Association of Petroleum Landmen.

     Ted Jacobson was elected Vice President - Operations in November 1999. Mr. Jacobson is also Manager of Drilling and Production for Kaiser-Francis. He has been employed by Kaiser-Francis since 1980. Mr. Jacobson began his oil and gas career in 1967 with Sunray DX Oil Company (later Sun Oil Company) in Corpus Christi, Texas, as a drilling and production engineer. From 1969 through 1978, he served in various positions such as Production Engineer, Manager of Conservation, Area Engineer and Region Manager of Engineering in Tulsa, Oklahoma. From 1978 until 1980, he was District Engineer with Sun Gas in the Houston, Texas, offshore office. Mr. Jacobson graduated from St. Johns University in Minnesota in 1963 with a B.A. in Math and Physics. He served in the U.S. Army Corp of Engineers from 1963 until 1967, when he was discharged with the rank of Captain.

     Michael W. Moore was elected Vice President - Marketing in November 1999. Mr. Moore is an Assistant Secretary for Kaiser-Francis and has been Manager of Marketing for Kaiser-Francis since he joined the Company in 1980. Prior to that time, he served as General Counsel and Manager of Gas Marketing for Edwin L. Cox in Dallas, Texas. He also worked as an attorney for Tennessee Gas Pipeline Co., Columbia Gulf Pipeline Co. and Texas Oil and Gas Corp. Mr. Moore has an undergraduate degree from Southern Methodist University and graduated from the University of Houston Law School in 1969.

     David H. Stevens was elected Vice President - Exploration in November 1999. Mr. Stevens has been employed at Kaiser-Francis as a geologist and geophysicist since 1987. He has supervised Kaiser-Francis prospect generating efforts in the Gulf Coast as well as all Kaiser-Francis geophysical operations during that time. Mr. Stevens has held various exploration management positions since graduating from the University of Wyoming with a bachelors degree in geology and geophysics in 1971, including
Exploration Offshore Project Leader with Conoco in Houston, Exploration
Projects Director with Conoco in Oklahoma City, Regional Exploration Manager with Grace Petroleum in Oklahoma City and Exploration Vice President with
Indian Wells Oil Co. in Tulsa.

     J. Les Watson was elected Vice President-Canadian Operations in November 1997 after serving as the Company's Canadian Exploration Manager for five years. With 30 years experience in the Canadian oil and gas industry, Mr. Watson is responsible for the Company's exploration and production activities in Canada. Prior to joining the Company in 1993, Mr. Watson was Exploration Manager for BHP Petroleum (Canada) Ltd. and previously held various management positions with several independent oil companies in Calgary after his initial employment with Amoco Canada in 1969. Mr. Watson is a registered professional geologist and has a B.Sc. in Honours Geology from the University of British Columbia.

     Steven E. Amos was elected Corporate Controller in February 2000. Mr. Amos has been an employee of Kaiser-Francis for nine years. Prior to that, he held various positions with several independent oil companies in Tulsa and worked for the C.P.A. firm of Arthur Young & Company. Mr. Amos is a C.P.A. and has a degree in accounting from the University of Arkansas and an M.B.A. from the University of Tulsa.

Executive Compensation

     The following table sets forth for the three fiscal years ended December 31, 1999, 1998 and 1997 all compensation received by the chief executive officer and by each of the six other most highly compensated executive officers of the Company.

                                         Summary Compensation Table

                                                                     Long-Term
                                                                     Compensation(1)
                                                                     -------------
                                                                     Securities
                                        Fiscal  Annual Compensation  Underlying         All Other
                                                -------------------
 Name and Principal Position            Year     Salary     Bonus    Stock Options     Compensation(2)
--------------------------------------  ------  ---------  --------  -------------     ------------
Gary R. Christopher (3)                   1999   $      0  $      0              0         $      0
  President and Chief
  Executive Officer

W. Neil McBean (4)                        1999    115,794   104,500              0          210,000
  Former President and Chief              1998    204,167    40,000              0            9,500
  Executive Officer                       1997    212,500    35,000              0            9,000

A.F. (Tony) Pelletier                     1999    235,093         0              0          165,000
  Executive Vice President                1998    155,000    31,000              0            9,500
  and Chief Operating Officer             1997    152,913    10,000              0            9,000

J. Les Watson (5)                         1999    195,280         0              0          191,218
  Vice President -                        1998    109,066    23,790              0            7,710
  Canadian Operations                     1997     99,531    16,560              0            7,130

Craig K. Townsend (6)                     1999    164,594    20,000              0          127,200
  Former Vice President - Finance,        1998    112,742         0              0            7,487
   Secretary and Treasurer                1997     96,750    10,000              0            6,510

Laurent A. (Larry) Baillargeon (7)        1999    102,895     2,500              0          145,000
  Former Vice President -                 1998    128,333         0              0            6,750
  Corporate Land and General Counsel

Michael L. Lord (8)                       1999     74,142    43,500              0          167,906
  Former Vice President -                 1998    155,000    31,000              0            9,500
  Corporate Development                   1997    153,267    10,000              0            9,000

(1) No officers or employees of the Company participate in a restricted stock plan, stock appreciation right plan or other long-term incentive plan.
(2) The amounts for 1999 consist of (i) the Company's matching 401(k) contribution of $10,000 for each of such officers except Mr. Watson, who receives a matching contribution from the Company related to his Canadian Registered Retirement Savings Plan (RRSP) and (ii) severance payments in the following amounts: Mr. McBean $200,000; Mr. Pelletier $155,000;
     Mr. Watson $181,218; Mr. Townsend $117,200; Mr. Baillargeon $135,000; and Mr. Lord $157,812. Severance payments are included in Restructuring Cost in the 1999 financial statements. All severance amounts were paid by the end of January 2000 except for $133,333 payable to Mr. McBean in eight monthly installments.
(3)  Mr. Christopher began serving as an executive officer on August 3, 1999.
     No direct compensation is paid to Mr. Christopher by the Company. He is an employee of Kaiser-Francis and is compensated by Kaiser-Francis, which in turn has a Management Agreement with the Company.
(4)  Mr. McBean's service as an executive officer ended on August 3, 1999.
(5)  Mr. Watson began serving as an executive officer on November 13, 1997.
(6)  Mr. Townsend's service as an executive officer ended on December 31, 1999.
(7)  Mr. Baillargeon began serving as an executive officer in November 1998.
     Mr. Baillargeon's service as an executive officer ended on August 15, 1999.
(8)  Mr. Lord's service as an executive officer ended on March 31, 1999.

     The following table sets forth at December 31, 1999 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table. Mr. Lord exercised 27,000 options on November 15, 1999.

               Fiscal Year Ended December 31, 1999 Option Values

                                               Number of Shares Underlying                Value of Unexercised
                                                  Unexpired Options at                  In-the-Money Options at
                                                    December 31, 1999                     December 31, 1999 (1)
                                         ---------------------------------------  ------------------------------------
Name and Principal Position                  Exercisable        Unexercisable       Exercisable       Unexercisable
---------------------------------------  -------------------  ------------------  ----------------  ------------------
Gary R. Christopher
  President and Chief
  Executive Officer....................                6,000                   0           $     0                  $0
W. Neil McBean
  Former President and Chief
  Executive Officer....................              153,250                   0            38,391                   0
A. F. (Tony) Pelletier
 Vice President -   U.S. Operations....               93,000                   0            21,938                   0
J. Les Watson
 Vice President - Canadian
  Operations...........................               20,000                   0                 0                   0
Craig K. Townsend
  Former Vice President - Finance,
  Secretary and Treasurer..............               45,000                   0                 0                   0
Laurent A. (Larry) Baillargeon
  Former Vice President - Corporate
  Land and Former General Counsel                          0                   0                 0                   0
Michael L. Lord
  Former Vice President - Corporate
  Development..........................               46,000                   0                 0                   0

________________________________________

(1) Based on the $5.81 per share closing price on the American Stock Exchange at December 31, 1999.

Retention and Severance Arrangements


     In connection with the Company's previously announced receipt of various offers from third parties to purchase certain assets of, or merge with, the Company, the Board of Directors adopted retention and severance plans for the employees and executive officers of the Company that are designed to retain the services of such persons while the Company pursues alternatives with third parties.

     The Severance Plan provides all of the Company's employees, except for executive officers described below who participate in a separate plan, with severance pay, subsidized medical benefits and outplacement services.

     The Executive Severance Plan provides for twelve months of severance pay for Messrs. McBean, Pelletier, Watson, Townsend, Baillargeon and Lord upon either an involuntary termination by the Company or voluntary termination following certain actions by the Company such as a reduction in responsibilities or pay. Each of these executive officers would also be entitled to receive subsidized medical benefits for twelve months and three days of outplacement services for each year of service to the Company. Certain severance amounts were paid to named executive officers as set forth above in the "Summary Compensation Table."

     The Board of Directors also amended all of the outstanding options currently granted to employees, including executive officers, to increase from 30 days to two years the length of time during which an employee may exercise such options after an involuntary termination by the Company or voluntary termination following certain actions by the Company such as a reduction in responsibilities or pay.

Other Employee Benefits

     Pursuant to an agreement with the Company, Mr. Sargent will receive $50,000 per year for ten years following his retirement from the Company, which was effective at the end of 1997. Should his death occur prior to the receipt of all benefits under this agreement, Mr. Sargent's surviving spouse or estate, as applicable, will receive the remainder of such payments.

Indemnification of Officers and Directors

     The Company's Articles of Incorporation provide that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Texas law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Texas law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

Stock Performance Graph

     The following graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and to the Standard & Poor's Domestic Oil Index ("S&P Domestic Oil Index"). The graph assumes that the amount of investment was $100 on December 31, 1994 and that all dividends were reinvested.



                        [Performance Graph Appears Here]





                                      12/31/94       12/31/95       12/31/96         12/31/97         12/31/98         12/31/99
                                     ---------       --------       --------         --------         --------         --------


PetroCorp Incorporated               $  100.00          66.67          85.06            75.86            52.87            53.45

S&P 500 Index                        $  100.00         137.58         169.17           225.60           290.08           351.12

S&P Domestic Oil Index               $  100.00         113.85         143.98           171.31           139.08           172.69
===============================================================================================================================



     Pursuant to SEC rules, this section of this Proxy Statement is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Company's Board of Directors is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation program and the basis on which compensation is determined for the Chief Executive Officer and other executive officers of the Company.

     Committee and Philosophy. The Compensation Committee's duties include (i) establishing the compensation program for the Chief Executive Officer, (ii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers, (iii) approving changes to the base salary and incentive or bonus payments for the Chief Executive Officer and other executive officers, and (iv) administering the
Company's stock option plan.   Recommendations of the Compensation Committee are
subject to the approval of the Board of Directors. The following principles guide the Compensation Committee in its deliberations:

     . Providing a competitive total compensation program that enables the Company to retain, motivate and reward its executive officers.

     .  Creating compensation opportunities based on the Company's performance.

     . Coordinating the compensation programs with the Company's annual and long-term objectives and strategies.

     . Working closely with the Chief Executive Officer to assure that the compensation program supports the management style and culture of the Company.

     The three principal components of the Company's compensation program for executive officers are base salary, annual incentive or bonus compensation, and periodic grants under the stock option plan.

     In determining overall compensation and executive performance, the Compensation Committee places strong emphasis on performance measures that align the officers' interests with those of shareholders, such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, reserve replacement costs per barrel of oil equivalent ("BOE") and production costs and general and administrative expenses per BOE, as well as competitive compensation data. The Board of Directors has from time to time retained outside compensation consultants to conduct compensation surveys and advise the Compensation Committee concerning compensation matters, and the Compensation Committee has surveyed the executive compensation levels of companies in the oil and gas industry similar to the Company and believes that the overall compensation for its executives is lower than the median of the companies surveyed.

     Base Salary. Base salary levels are evaluated within the context of prevailing base salaries paid to comparable executives in similar organizations in the oil and gas industry. An individual officer's base salary is adjusted up or down based on a subjective assessment of such officer's assigned duties and responsibilities, current performance, potential, initiative, and other factors determined by the Compensation Committee. In addition, the Company's financial performance and business conditions are important factors in determining the appropriate base salary for each executive officer. The Compensation Committee also takes into consideration the recommendations of the Chief Executive Officer as to the appropriate base salaries for other executive officers.

     Annual Incentive Compensation Plan. In the fall of 1994, the Company's Board of Directors approved adoption by the Company of the Executive Management Annual Incentive Compensation Plan (the "Incentive Plan") to be administered by the Compensation Committee. Messrs. McBean, Lord, Pelletier and Watson were covered by the Plan for 1999, and additional participants may be added to the Incentive Plan in the future upon recommendation by the Chief Executive Officer and approval of the Compensation Committee. A new plan year begins on January 1 of each year unless otherwise determined by the Compensation Committee. Quantitative performance measures will be established by the Compensation Committee in each plan year that reflect the operating and financial success of the Company. These performance measures will be used to determine the amount of the incentive bonus that is actually earned. Such performance measures may change from year to year and the weight given to each measure may also change to better reflect the Company's financial and operating goals for a particular year. In 1999, each of the following performance measures were weighted equally: (i) SEC 10 Value/Finding Costs Ratio, which is the Company's 3-year trailing average ratio of SEC 10 value per BOE (the discounted estimated pre-tax value of future net revenues) to finding costs per BOE, divided by the 3-year industry peer group average (with such peer group being determined by the Compensation Committee based on its subjective determination of which independent oil and gas companies most closely resemble the Company in size, operations and structure); (ii) Reserve Replacement Ratio, which is the total proven oil and gas reserves found during the year divided by the total oil and gas production volume during the year; (iii) Cash Flow Per Share Growth, which is the percentage increase from the previous year's cash flow from operations on a per share basis; (iv) Return on Net Assets, which is the net income after taxes for the year divided by the average net assets during the year computed; and (v) Discretionary Board Assessment, which is the Board's subjective assessment of the Company's overall performance based on qualitative factors and other financial or operating performance measures. Each performance factor is measured against a pre-established target, and bonuses are earned to the degree such targets are reached and surpassed. No amounts were awarded in 1999 for 1998. During 1999, participants in the Incentive Plan were eligible to earn bonuses up to an amount equal to their respective base salary. The amounts the Compensation Committee could award Messrs. McBean, Pelletier, Watson and Lord have not yet been determined pending the receipt of certain quantitative information.

     Other Annual Bonuses. Executive officers who do not participate in the Incentive Plan may be given annual bonuses not determined pursuant to the Incentive Plan. Such annual bonuses are awarded based on the Committee's subjective determination of improvements in productive measures such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, finding costs per BOE and production costs and general and administrative expenses per BOE. The Compensation Committee does not assign specific weights to any of these factors when it determines the Company's overall performance for the year and makes awards from a bonus fund established based on its determination of this performance. Typically, these bonuses are payable in three installments (50% in the year granted, 25% one year after grant and 25% two years after grant) and are dependent upon the executive officer or key employee remaining with the Company. The Compensation Committee takes into consideration the recommendations of the Chief Executive Officer as to appropriate bonuses for other executive officers.

     Stock Option Plan. The Stock Option Plan is maintained by the Company to provide the Chief Executive Officer and the other executive officers with an additional incentive to promote the financial success of the Company as reflected by increased value of the Company's Common Stock. In connection with a major transaction and the reorganization of the Company into a corporation in 1992, the Chief Executive Officer and the other executive officers were each granted a significant number of stock options. In 1996, smaller numbers of stock options were granted to the Chief Executive Officer and other officers in order to provide further incentives. No options were granted in 1999. These options are, by their nature, at risk as to ultimate value, and the Compensation Committee believes that this aligns the officers' rewards and incentives with shareholders' interests. By their terms, all of these options vested in 1996 upon the sale by two significant shareholders of all of their Common Stock to Kaiser-Francis. See "Common Stock Outstanding and Principal Holders Thereof " above.

     Retention and Severance Arrangements. In connection with the Company's previously announced receipt of various offers from third parties to purchase certain assets of, or merge with, the Company, the Board of Directors adopted retention and severance plans for the employees and executive officers of the Company that are designed to retain the services of such persons while the Company pursues alternatives with third parties. These plans are described above under the heading "Retention and Severance Arrangements." As set forth above in the "Summary Compensation Table," certain amounts were paid to named executive officers pursuant to these plans, effective at year end.

     Chief Executive Officer's Compensation. Mr. McBean served as Chief Executive Officer of the Company until August 3, 1999, as of which date Mr. Christopher was elected to assume the office. The Compensation Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the other officers. In establishing the base salary for Mr. McBean for the 1999 fiscal year, the Compensation Committee assessed (i) the performance of the Company, (ii) total return to shareholders and (iii) progress toward implementation of the Company's strategic business plan. In addition, the Compensation Committee took into consideration the compensation levels of chief executives in similar oil and gas organizations. Mr. McBean's total compensation package also included a large portion in the form of stock options that were awarded in 1992 and in 1996.

     No direct compensation is paid to Mr. Christopher by the Company. He is an employee of Kaiser-Francis and is compensated by Kaiser-Francis, which in turn has a Management Agreement with the Company.

     Omnibus Budget Reconciliation Act of 1993. Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such compensation meets certain requirements.
During 1999, the Compensation Committee reviewed compensation programs in light of the requirements of this law. The Compensation Committee does not expect the new law to impact the Company in 2000 or for the foreseeable future in any significant way, if at all.

     Future Compensation Program. The Company's executive officer compensation program described above was in effect for the Company's fiscal year ended December 31, 1999. However, with the implementation of the Company's Management Agreement with Kaiser-Francis, as described below under "Certain Transactions," no executive officers will receive direct compensation from the Company in future years except pursuant to the 2000 Stock Option Plan described below. See "Proposal No. 2 - Approval of the Company's 2000 Stock Option Plan."

                              COMPENSATION COMMITTEE

                              THOMAS N. AMONETT
                              GARY R. CHRISTOPHER
                              G. JAY ERBE, JR.

     Pursuant to SEC rules, this section of this Proxy Statement is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

Compensation Committee Interlocks and Insider Participation

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties. In July 1993, United States Fidelity and Guaranty Company (a wholly-owned subsidiary of St. Paul) purchased $10.0 million of Senior Adjustable Rate Notes Series A, which were paid in full June 30, 1999 (the "Series A Notes"). PetroCorp used the proceeds of the Series A Notes, together with proceeds from the issuance of other notes to unaffiliated parties, to refinance a $22.0 million 5.5% senior note payable to USF&G Corporation which was subsequently acquired by St. Paul. Interest on the Series A Notes is adjustable based on a spread of 115 basis points over the London Interbank Offered Rates ("LIBOR"). The Company may select a rate that will be applicable for a one, three or six-month period. Interest is payable in arrears at the end of the selected period. Mandatory redemptions commenced on December 31, 1994 for the Series A Notes. Mr. Erbe, who is retiring as a director, was formerly an officer of St. Paul. Mr. Files has been nominated as a director upon the recommendation of St. Paul, but he is not employed by or otherwise associated with St. Paul.

Certain Transactions

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties, including a subsidiary of St. Paul. See "Compensation Committee Interlocks and Insider Participation" above. Mr. Erbe, who is retiring as a director, was formerly an officer of St. Paul.

     In connection with the purchase by Kaiser-Francis of Common Stock from two significant shareholders during 1996, Kaiser-Francis succeeded to rights under a registration rights agreement previously entered into between the Company and those shareholders, which agreement is substantially similar to another registration rights agreement previously entered into between the Company and two subsidiaries of St. Paul. Mr. Christopher is an employee of Kaiser-Francis.

     As part of a restructuring plan, on August 3, 1999, the Company's Board of Directors entered into a Management Agreement with its largest shareholder, Kaiser-Francis, under which Kaiser-Francis provides management, technical, and administrative support services for all of the Company's operations in the United States and Canada. The Management Agreement received shareholder approval on October 28, 1999, and was effective November 1, 1999. The Company also entered into an Interim Agreement with Kaiser-Francis to provide certain services pending receipt of shareholder approval of the Management Agreement. As the Management Agreement was effective November 1, 1999, the Interim Agreement ceased as of October 31, 1999.

     Kaiser-Francis' compensation for rendering services under the Management Agreement has three components:

 .  a Services Fee;
 .  an Overriding Royalty; and
 . a working interest or "Back-In," to be effective after "prospect payout," as more fully described below.

     For properties not operated by the Company, the Services Fee payable to Kaiser-Francis is, in most cases, equal to $50.00 per month per well. As to properties operated by the Company, Kaiser-Francis receives as its Services Fee the administrative and overhead fees charged under applicable operating agreements. The Company estimates that the aggregate Services Fee will equal approximately $1.4 million per year at the current level of operation.

     As to new prospects identified by Kaiser-Francis, Kaiser-Francis receives an overriding royalty interest of 1% or 2%, proportionately reduced in the event the Company owns less than the entire interest in the burdened leases or the Company's leases cover less than the entire mineral interest in the subject lands. (An "overriding royalty interest" is a percentage interest in the gross production from an oil and gas lease, free of the expense of production.)

     In addition to the overriding royalty interest, Kaiser-Francis receives, after "prospect payout" (as described below), an assignment of 15% or 25% of the Company's working interest in the new prospects it identifies. "Prospect payout" is deemed to have occurred (and Kaiser-Francis is entitled to a percentage of the Company's working interest in a prospect) when the cumulative net proceeds received from the prospect equal the cumulative exploration and development costs associated with the prospect.

     Kaiser-Francis does not receive an overriding royalty or an assignment of working interest with respect to the Company's acquired proved oil and gas reserves. Further, on certain excluded lands that are within existing areas of mutual interest ("AMIs") with third parties, Kaiser-Francis does not receive an overriding royalty or an assignment of working interest with respect to new prospects identified during the term of the AMIs.

     In addition, the Company reimburses Kaiser-Francis for certain direct out-of-pocket expenses identified in the Management Agreement that are incurred by Kaiser-Francis in performing its obligations thereunder.

     In 1999, Kaiser-Francis received $100,000 from the Company for rendering services under the Interim Agreement. In addition, Kaiser-Francis received $218,000 and $21,000 from the Company in 1999 for management fees and cost reimbursements, respectively, under the Management Agreement.

     All of the above-referenced transactions were approved by the Board of Directors of the Company, and the Company believes that each such transaction was on terms that were comparable to those that might have been obtained by the Company on an arm's length basis from unaffiliated parties.

Section 16 Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and ten percent shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in the Company's Common Stock. Subject to and in accordance with Item 405 of Regulation S-K, the Company believes that during the fiscal year ended December 31, 1999, all such filing requirements were satisfied in a timely manner, except that initial reports on Form 3 for David H. Stevens and Craig Dolinsky were filed late.

                   PROPOSAL NO. 2 - APPROVAL OF THE COMPANY'S
                             2000 STOCK OPTION PLAN

     The Company's Board of Directors has adopted, subject to approval by the shareholders of the Company, the 2000 Stock Option Plan (the "Plan") to supplant the Amended & Restated 1992 PetroCorp Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan. The text of the Plan is attached to this proxy statement as Appendix A. If the Plan is approved by the Company's shareholders, it will be deemed effective as of February 25, 2000.

     The Company recommends voting "For" the approval of the Plan.

2000 Stock Option Plan

     The Plan is designed to encourage superior performance by employees of the Company's management firm and to attract and retain the services of capable and qualified employees. In addition, the Plan will encourage the Company's directors to own shares of the Company's stock and thereby align their interests more closely with the interests of the other shareholders of the Company, encourage the highest level of director performance by providing the directors with a direct interest in the Company's attainment of financial goals, and provide a financial incentive to attract and retain the most qualified directors. All forms of compensation under the Plan relate to the Common Stock of the Company. The maximum aggregate number of shares of Common Stock with respect to which options, directors options and stock appreciation rights may be granted from time to time under the Plan is 600,000; provided, however, that no more than 225,000 shares will be subject to new grants in any one year. The Plan will terminate on the tenth anniversary of its approval by shareholders; however, no awards shall be made pursuant to the Plan after December 31, 2005.

     The Plan will be administered by the Compensation Committee of the Company's Board of Directors. Subject to the terms of the Plan, the Compensation Committee will select the employees to be granted awards, determine the terms and provisions of awards, construe the Plan, prescribe and rescind rules and regulations relating to the Plan and make any other determinations necessary or advisable for the administration of the Plan. Included among these powers are the power to set the exercise price for the Common Stock subject to the options, to set the date on which the options become fully vested (which may be no earlier than six months after the grant date) and to determine the period during which the options may be exercised (which may not exceed ten years from the grant date). The Compensation Committee may delegate the power to select employees to be granted awards under the Plan to the President of the Company. Approximately ten key employees and six non-employee directors may be eligible to participate in the Plan. Because members of the Compensation Committee are not eligible for grants under the Plan, Mr. Christopher resigned from the Compensation Committee, effective April 7, 2000, so as to become a Plan participant. All options granted under the Plan will be incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee may also grant awards of stock appreciation rights under the Plan; however, those stock appreciation rights may only be granted in tandem with the grant of an option.

     Each director of the Company who is not also an employee of the Company will receive awards automatically under the Plan. Those directors who were in office when the Plan was approved by the Board of Directors will receive a director option ("Director Option") for 5,000 shares of Common Stock on the first of the month of the first fiscal year following the date of approval. Directors elected or appointed after the initial grant date will receive a Director Option for 5,000 shares of Common Stock on their date of election or appointment. In addition, each director serving on the day of the regular Annual Meeting of Shareholders of the Company, starting with the 2001 Annual Meeting, will automatically receive a Director Option for 5,000 shares of Common Stock. If there are insufficient shares of Common Stock available to make the automatic director awards under the Plan on the applicable date, then all directors who are entitled to a grant on that applicable date will share ratably the number of shares then available under the Plan. Those directors will have no right to receive a grant in the future with respect to any deficiency of shares available on the grant date.

     Director Options become fully vested six months after the grant date (or earlier in the event of an acceleration date). The option purchase price of Director Options will be the fair market value of the stock on its effective grant date. Each Director Option automatically includes a stock appreciation right. Director Options expire ten years from the grant date; however, they may be terminated earlier if the director ceases to be a director of the Company. Upon the director's resignation date, vested Director Options may be exercised within three years. To the extent Director Options are not exercisable on the resignation date, they will terminate immediately.

     Subject to shareholder approval, the Board of Directors on February 25, 2000 authorized the grant of options to purchase an aggregate of 97,000 shares of Common Stock at an exercise price of $6.125 per share under the Plan to officers and key employees of the Company or the Company's management firm, Kaiser-Francis Oil Company. These options will become fully vested on February 25, 2001. On February 25, 2000, the closing price per share of the Company's Common Stock was $6.125 as reported on the American Stock Exchange. On April 5, 2000, the closing price per share of the Company's Common Stock was $5.50 as reported on the American Stock Exchange. Future grants will be made to such persons solely at the discretion of the Compensation Committee of the Company's Board of Directors and may not be determined as of the date of this Proxy Statement. It is anticipated that Mr. Christopher, who did not receive a grant of options in February, will be granted options as an officer of the Company to purchase 15,000 shares of Common Stock in the near future.

     Each non-employee director of the Company who served on the date this Plan was approved by the Board of Directors will receive an option for 5,000 shares of Common Stock of the Company on January 1, 2001, pending shareholder approval of the Plan. Each non-employee director elected or appointed thereafter will receive an option for 5,000 shares of Common Stock on the date of his or her appointment. Each non-employee director will receive an option for 5,000 shares of Common Stock on the date of each Annual Meeting of Shareholders of the Company starting in 2001.

                    Name & Position                            Number of Units(1)
                   ------------------                         -------------------
              Gary Christopher,                                        15,000
               President and Chief Executive Officer

              W. Neil McBean,                                               0
                Former President and Chief Executive Officer

              A. F. (Tony) Pelletier,                                   5,000
                Executive Vice President and
                Chief Operating Officer

              J. Les Watson,                                            5,000
                Vice President - Canadian Operations

              Craig K. Townsend,                                            0
                Former Vice President--Finance, Secretary and
                Treasurer

              Laurent A. (Larry) Baillargeon,                               0
                Former Vice President--Corporate Land and
                General Counsel

              Michael L. Lord,                                              0
                Former Vice President--Corporate Development

              Executive Group                                          63,000

              Non-Executive Director Group                                  0

              Non-Executive Officer Employee Group                     34,000

----------------------------
(1) No dollar value is assigned to the stock options because the exercise price for stock options other than Director Options is the fair market value of the underlying Company Common Stock on the date of grant.

     At April 5, 2000, nonstatutory stock options to purchase 672,500 shares of Common Stock and Incentive Stock Options to purchase 37,000 shares of Common Stock, granted under the Amended & Restated 1992

PetroCorp Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan, respectively, remained outstanding. The options granted under the Amended & Restated 1992 PetroCorp Stock Option Plan have exercise prices ranging from $5.00 to $10.00 and are fully vested. The options granted under the 1997 Non-Employee Director Stock Option Plan have exercise prices ranging from $6.75 to $8.63 and are fully vested.

     Upon the death of a participant in the Plan, all of that participant's outstanding options and stock appreciation rights immediately become fully vested and exercisable for a three-year period, unless the original period of the option or stock appreciation right expires earlier. If the employment of a Plan participant is terminated due to retirement or disability, or by the Company without cause, all vesting ceases and the participant's currently vested options and stock appreciation rights remain exercisable for a three-year period, unless the original period expires earlier. If a participant's employment is terminated for any reason other than death, disability, retirement or by the Company without cause, any outstanding options or stock appreciation rights may be exercised by the participant within three months following the termination, unless the original period expires earlier. If a participant's employment is terminated by the Company with cause, all options and stock appreciation rights not otherwise vested or earned as of the date of the termination will be immediately forfeited.

     If a change in control of the Company occurs while unexercised options, including Director Options, or stock appreciation rights remain outstanding under the Plan, then all such unexercised options and stock appreciation rights will become exercisable in full as of the acceleration date following the change in control. No unexercised options or stock appreciation rights will become exercisable due to a change in control, however, if such an acceleration of exercisability would result in an "Excess Parachute Payment" under Section 280G of the Code and as further described in the Plan itself.

     The Board of Directors of the Company may suspend, terminate, modify or amend the Plan, provided that shareholders must approve any amendment that would increase the aggregate number of shares that may be issued under the Plan or that would materially modify the requirements as to eligibility for participation in the Plan. No shareholder approval is required, however, if such increase or modification results from adjustments authorized by the Compensation Committee in response to a change in the capitalization of the Company.

     The following is a description of certain federal income tax consequences of the issuance and exercise of Incentive Stock Options under the Plan. An Incentive Stock Option does not result in taxable income to the optionee or deduction to the Company at the time it is granted or exercised. The difference, however, between fair market value of the stock on the date of exercise and the option price therefor will be an item of tax preference that may be included in the optionee's "alternative minimum taxable income." Upon disposition of the stock after the expiration of two years after the date of the grant and one year after the acquisition of the shares pursuant to the exercise of the option ("ISO holding period"), the optionee will generally recognize long-term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the stock. If the stock is disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and the Company will have a corresponding deduction, in the year of the disposition equal to the excess of the fair market value of the stock on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the stock on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the stock.


                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

               NOMINATIONS AND PROPOSALS FOR NEXT ANNUAL MEETING

     A shareholder wishing to nominate a candidate for election to the Board of Directors at any annual or special meeting is required pursuant to the Company's Bylaws to give written notice to the Secretary of the Company, together with a written consent of such person to serve as a director, not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In addition, the notice must comply with certain provisions set forth in the Company's Bylaws and may be disregarded if such provisions are not observed.

     Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of shareholders of the Company to be held in 2001 must be received by the Company at 6733 South Yale Avenue, Tulsa, Oklahoma 74136, Attention: Secretary, no later than December 30, 2000, to be included in the proxy statement relating to that meeting.

                                    By Order of the Board of Directors,

                                    Steve Berlin, Secretary

April 14, 2000



     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE COMPANY AT 6733 SOUTH YALE AVENUE, TULSA, OKLAHOMA 74136, ATTENTION:
SECRETARY.

                                                                      APPENDIX A
                                                                      ----------
                            PETROCORP INCORPORATED
                            2000 STOCK OPTION PLAN

                             STATEMENT OF PURPOSE

     One purpose of the PetroCorp Incorporated 2000 Incentive Stock Compensation Plan (the "Plan") is to encourage superior performance by employees of the Company's management firm ("employees"), by allowing the Board of Directors of PetroCorp Incorporated ("PEC") to award several forms of incentive compensation to employees of the Company. By providing incentive compensation commensurate and competitive with that provided by other companies, the Plan should also assist in attracting and retaining the services of qualified and capable employees.

     In order to further the identity of interest of employees with the stockholders of PEC, all of the forms of compensation under the Plan relate to PEC Common Stock. Employees' success in enhancing stockholder value will translate directly into an enhanced benefit for the employee.

     An additional purpose of the Plan is to encourage the Directors to own shares of the Company's stock and thereby to align their interests more closely with the interests of the other stockholders of PEC, to encourage the highest level of Director performance by providing the Directors with a direct interest in PEC's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified Directors.

                                I.  DEFINITIONS

     Unless the context indicates otherwise, the following terms have the meanings set forth below:

     "Acceleration Date" means the earliest date on which either of the following events shall first have occurred: (i) the acquisition described in clause (a) of the definition of "Change in Control" contained in this Section I, or (ii) the stockholder approval or adoption described in clause (c) of such definition.

     "Award" means a grant of Options, Director Options or Stock Appreciation Rights pursuant to the Plan.

     "Board" means the Board of Directors of PEC.

     "Cause" means (a) the willful and continued failure by the Participant (other than a Director) to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (b) the willful engaging by the Participant (other than a Director) in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     A "Change in Control" shall be deemed to have occurred if:

     (a) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any trustee or other fiduciary holding securities under an employee benefit plan of PEC or any company owned, directly or indirectly, by the stockholders of PEC in substantially the same proportions as their ownership of stock of PEC, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of PEC representing an additional 25 percentage points or more of the combined voting power percentage of PEC's then outstanding securities;

     (b) the stockholders of PEC approve a merger or consolidation of PEC with any other company other than (i) a merger or consolidation which would result in the voting securities of PEC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of PEC (or such surviving entity) outstanding
immediately    after such merger or consolidation, or (ii) a merger or
consolidation effected to
implement a recapitalization of PEC (or similar transaction) in which no "person" (as hereinabove defined) acquires more than an additional 25% ownership percentage of the combined voting power of PEC's then outstanding securities; or

     (c) the stockholders of PEC adopt a plan of complete liquidation of PEC or approve an agreement for the sale or disposition by PEC of all or substantially all of PEC's assets. For purposes of this clause (c), the term "the sale or disposition by PEC of all or substantially all of PEC's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of PEC or of any direct or indirect subsidiary of PEC (including the stock of any direct or indirect subsidiary of PEC) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of PEC determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of PEC (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of PEC" shall be the aggregate market value of the outstanding shares of common stock of PEC (on a fully diluted basis) plus the aggregate market value of PEC's other outstanding equity securities. The aggregate market value of the shares of common stock of PEC shall be determined by multiplying the number of shares of PEC's common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of common stock of PEC for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of PEC shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of PEC or by such other method as the Board shall determine is appropriate.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Compensation and Benefits Committee of the Board.

     "Common Stock" means the common stock, $0.01 par value, of PEC.

     "Company" means collectively PEC and all companies in which PEC owns, directly or indirectly, more than 50% of the voting stock.

     "Director" means a member of the Board who is not also an employee of the Company.

     "Director Option" means an option to purchase shares of Common Stock granted pursuant to Section XVII.

     "Disability" means the inability of a Participant to continue to perform the duties of his or her employment with respect to the Company or as a member of the Board, as the case may be, as determined by the Committee.

     "Fair Market Value" shall mean, other than with respect to a Director Option, the value per share equal to the Market Price as of the date of determination unless, with respect to an Award to a key employee, the Board or the Committee shall, in good faith and using any fair and reasonable means selected in its discretion, determine another value to be used for such purpose. With respect to a Director Option, Fair Market Value shall mean the average of the highest and lowest prices of the Common Stock as reported by the consolidated tape of the American Stock Exchange on the applicable date (or if there are no transactions on that date, the last preceding date on which there were transactions).

     "Grant Date" as used with respect to a particular Award means the date as of which such Award is granted pursuant to the Plan.

     "Option" means an option, other than a Director Option to purchase shares of Common Stock granted by the Committee pursuant to the Plan.

     "Incentive Stock Option" means an Option that is intended to qualify as an Incentive Stock Option as described in Section 422 of the Code.

     "Market Price" means the average of the daily closing prices per share of the Common Stock for the 10 consecutive trading days immediately preceding the day as of which "Market Price" is being determined. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the American Stock Exchange, or, if shares of the Common Stock are not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc., through NASDAQ, or through a similar organization if NASDAQ is no longer reporting such information. If shares of Common Stock are not listed or admitted to trading on any exchange or quoted through NASDAQ or any similar organization, the "Market Price" shall be determined by the Board in good faith using any fair and reasonable means selected in its discretion.

     "Participant" means any key employee or Director who has an Award outstanding under the Plan.

     "Plan" means the PetroCorp Incorporated 2000 Incentive Stock Compensation Plan as set forth herein and as may be amended from time to time.

     "Restricted Period" means the period of time during which Options and Stock Appreciation Rights are not exercisable.

     "Retirement" means an employee's leaving the employment, other than for Cause, before reaching age 65. With respect to a Director, "Retirement" means ceasing to be a member of the Board on or after reaching age 65.

     "Stock Appreciation Right" means the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a share of Common Stock subsequent to the Grant Date of such Award.

               II.  STOCK AND PHANTOM UNITS SUBJECT TO THE PLAN

     Subject to adjustment as provided in the Plan, the maximum aggregate number of shares of Common Stock with respect to which Options, Directors Options and Stock Appreciation Rights may be granted from time to time under the Plan is 600,000; provided, however, no more than 225,000 shares shall be subject to new grants in any one year. The Common Stock issued under the Plan may be either previously authorized but unissued shares or treasury shares acquired by PEC.
In the event that any Award expires, lapses, is forfeited or otherwise terminates, any shares of Common Stock allocable to the terminated portion of such Award may again be made subject to an Award under the Plan. Further, to the extent an Award is paid in cash, rather than in Common Stock, or shares of Common Stock are tendered to the Company, or withheld by the Company from an Award, as payment of the exercise price of an Award or in satisfaction of any Company tax withholding obligation, such shares of Common Stock may again be made subject to an Award under the Plan.

                       III.  ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee. The members of the Committee shall not be eligible to participate in the Plan, except as provided in Section XVII. The Committee shall select or may delegate to the President of the Company the selection of, from time to time, those employees to be granted Awards under the Plan. The Committee shall also determine the terms and provisions of Awards, which need not be identical. The Committee shall construe the Plan, prescribe and rescind rules and regulations relating to the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan, subject to the limitations of Sections XXI and XXII.

                               IV.  ELIGIBILITY

     Subject to the discretion of the Committee, all officers and key employees of the Company or the Company managing the Company who have responsibility for the growth and profitability of the Company are eligible to receive Awards under the Plan; provided, however, no employee may receive in any calendar year an Award or

Awards of Options and/or Stock Appreciation Rights with respect to more than 20,000 shares of Common Stock. Directors shall automatically participate in the Plan as provided in Section XVII.

                                  V.  OPTIONS

     The Committee may, from time to time and subject to the provisions of the Plan, grant Awards of Options to employees to purchase shares of Common Stock. All Options granted will be Incentive Stock Options and will be subject to the requirements of Section VI of the Plan.

     The purchase price of the Common Stock subject to any Options shall be determined by the Committee. Such price shall be subject to adjustment as provided in Section XIII of the Plan.

     Options shall not be exercisable prior to the date that is twelve months after the Grant Date. In addition, the Committee may include in each agreement evidencing the Option grant a provision stating that the Option granted therein may not be exercised in whole or in part for an additional period(s) of time specified in such agreement, and may further limit the exercisability of the Option in such manner as the Committee deems appropriate, including, without limitation, the achievement of performance goals. The Committee may, in its discretion, at any time and from time-to-time accelerate the exercisability of all or part of any Option, provided that the Company's shareholders, by majority vote have approved such acceleration unless such acceleration is specifically provided for herein.

     The period of any Option, which is the time period during which the Option may be exercised, shall be determined by the Committee and shall not extend more than ten years after the Grant Date.

     Options shall not be transferable other than by will or the laws of descent and distribution and during the Participant's lifetime shall be exercisable only by the Participant.

     Termination for Cause, as defined in Section I, shall result in forfeiture of all outstanding Options. Termination for any reason other than Cause (including terminations pursuant to formal severance programs sponsored by the Company or an affiliate), or terminations by reason of death, Disability or Retirement, shall result in a lapse of all or a proportion of the Restricted Period applicable to any outstanding Award as set forth in Section XI.

     A person electing to exercise an Option shall give written notice of such election to the Company in such form as the Committee may require. Upon exercise of an Option, the full option purchase price for the shares with respect to which the Option is being exercised shall be payable to the Company
(i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee, (a) by tendering to the Company shares of Common Stock owned by such person having an aggregate Fair Market Value as of the date of exercise and tender that is not greater than the full option purchase price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the option purchase price as provided in (i) above (provided that the Committee may, upon confirming that such person owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to such person (or not require surrender of) the certificate for the shares being tendered upon the exercise) or (b) by such person delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price and any withholding taxes; provided that in the event such person chooses to pay the option purchase price and withholding taxes as provided in (ii)(b) above, such person and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

     Notwithstanding any other provision in the Plan, if a Change in Control occurs while unexercised Options, and Stock Appreciation Rights relating thereto, remain outstanding under the Plan, then from and after the Acceleration Date, all Options and Stock Appreciation Rights shall be exercisable in full, whether or not otherwise exercisable; provided, however, that no Option or Stock Appreciation Right shall become exercisable by reason of this paragraph to the extent that such acceleration of exercisability, when aggregated with other payments or benefits to the Participant pursuant to this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person, would, as determined by tax counsel selected by the Company, result in "Excess Parachute Payments" (as defined below) equal to or greater than three times the "base amount" as defined in Section 280G of the Code. "Excess Parachute Payments" shall mean "parachute payments" as defined in Section 280G of the Code other than (1) health and life insurance benefits and (2) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period (relating thereto) which has elapsed prior to the date of the Change in Control. Furthermore, such payments or benefits provided to a Participant under this Plan shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Participant's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean the sum of
(i) all payments and benefits which a Participant receives or is then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Participant (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

                         VI.  INCENTIVE STOCK OPTIONS

     An Option designated by the Committee as an "Incentive Stock Option" is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code and shall satisfy, in addition to the conditions of Section V, the conditions set forth in this Section VI.

     The purchase price of the Common Stock subject to an Incentive Stock Option shall be the greater of the Fair Market Value of the Common Stock on the Grant Date or the "fair market value" of the Common Stock as such term is used for purposes for Section 422(b)(4) of the Code.

     An Incentive Stock Option shall not be granted to an employee who, on the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of PEC, or of its parent or subsidiary corporations.

                        VII.  INTENTIONALLY LEFT BLANK


                       VIII.  STOCK APPRECIATION RIGHTS

     The Committee may, from time to time and subject to the provisions of the Plan, grant Awards of Stock Appreciation Rights to employees of the Company subject to the limitation in Section II. An Award of Stock Appreciation Rights, in the Committee's discretion, may only be made in tandem with the grant of an Option; however, there is no obligation for the committee to award any Stock Appreciation Rights in tandem with any grant.

     The period of any Stock Appreciation Right, which is the time period during which the Stock Appreciation Right may be exercised, shall be determined by the Committee and shall be in tandem with the period of such Option.

     Stock Appreciation Rights shall not be transferable other than by will or the laws of descent and distribution and during the Participant's lifetime shall be exercisable only by the Participant.

     Termination for Cause, as defined in Section I, shall result in forfeiture of all outstanding Stock Appreciation Rights. Termination by the Company for any reason other than Cause (including terminations pursuant to formal severance programs sponsored by the Company or an affiliated company), or termination by reason of death, Disability or Retirement, shall result in a lapse on all or a portion of the Restricted Period applicable to any outstanding Award as set forth in Section XI.

     Subject to any restrictions or conditions imposed by the Committee, upon the exercise of a Stock Appreciation Right, the Company shall pay the amount, if any, by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Fair Market Value of a share of Common Stock on the Grant Date. The amount payable by the Company upon the exercise of a Stock Appreciation Right may be paid in cash less any required government withholdings with respect to the Stock Appreciation Right and its tandem Option.

                         IX.  INTENTIONALLY LEFT BLANK


                           X.  CONTINUED EMPLOYMENT

     Participation in the Plan shall confer no rights to continued employment with the Company, nor shall it restrict the rights of the Company to terminate a Participant's employment relationship at any time.

                        XI.  TERMINATION OF EMPLOYMENT

     In the event of a Participant's termination of employment with the Company by reason of death, the Restricted Period shall lapse on all of the Participant's outstanding Awards.

     In the event of a Participant's termination of employment with the Company by reason of Disability, Retirement or by the Company for any reason other than Cause, a portion of all of the Participant's outstanding Awards shall be immediately forfeited to the extent not then otherwise vested. The portion of an Award forfeited shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to the Award (rounded up to the nearest whole month) and the numerator of which is the number of months remaining in such Restricted Period (rounded up to the nearest whole month) as of the termination of employment.

     Options and Stock Appreciation Rights which are or become exercisable at the time of a Participant's termination of employment with the Company (i) by reason of Disability or Retirement or by the Company for any reason other than Cause, may be exercised by the Participant within three years following such termination of employment and (ii) for any reason other than Cause, death or a reason specified in (i), may be exercised by the Participant within three months following such termination but, in either event, not after the expiration of the period of the Option and Stock Appreciation Right. Options and Stock Appreciation Rights which are or become exercisable at the time of a Participant's termination of employment with the Company by reason of death, may be exercised by the Participant's designated beneficiary, or in the absence of such designation, by the person to whom the Participant's rights pass by will or the laws of descent and distribution at any time within three years after the Participant's death but not after the expiration of the period of the Option and Stock Appreciation Right. Options and Stock Appreciation Rights that do not become exercisable as provided above, or that are not otherwise vested, shall be forfeited on termination.

     In the event of a Participant's termination of employment with the Company for any reason other than as provided above, all Awards not otherwise vested or earned as of the date of such termination of employment shall be immediately forfeited on termination.

     Notwithstanding the foregoing however, the Committee may determine that termination of employment by reasons of any other special circumstances not set forth above shall not terminate an Award or a portion thereof.

                             XII.  AWARD AGREEMENT

     Each person granted an Award pursuant to the Plan shall sign an Award Agreement which signifies the offer of the Award by the Company and the acceptance of the Award by the person in accordance with the terms of the Award and the provisions of the Plan. Each Award Agreement shall reflect the terms and conditions of the Award.

               XIII.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event of a change in the capitalization of PEC due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares subject to the Plan and the terms of any existing Awards shall be adjusted by the Committee to reflect such change.

                        XIV.  INTENTIONALLY LEFT BLANK


                         XV.  SECURITIES LAW AGREEMENT

     If, at the time of the exercise of any Option and Stock Appreciation Right in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the Option, agree to hold any shares issued to the individual for investment and without intention to resell or distribute the same and for the individual to agree to dispose of such shares only in compliance with such laws and regulations, the individual will, upon the request of the Company, execute and deliver to the Company a further agreement to such effect.

                          XVI.  WITHHOLDING FOR TAXES

     Any cash payment under the Plan shall be reduced by any amounts required to be withheld or paid with respect thereto under all present or future federal, state and local taxes and other laws and regulations that may be in effect as of the date of each such payment ("Tax Amounts"). Any issuance of Common Stock pursuant to the exercise of an Option or other distribution of Common Stock under the Plan shall not be made until appropriate arrangements have been made for the payment of any amounts that may be required to be withheld or paid with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the Participant to tender to the Company shares of Common Stock owned by the Participant, being part of the broker-cash less exercise procedure; or to request the Company to withhold a portion of the shares of Common Stock being acquired pursuant to the exercise or otherwise distributed to the Participant, which have a Fair Market Value per share as of the date of such Award exercise, tender or withholding that is not greater than the sum of all Tax Amounts, together with payment of any remaining portion of all Tax Amounts in cash or by check payable and acceptable to the Company.

                       XVII.  AUTOMATIC DIRECTOR AWARDS

     Each Director who served in such capacity the date this Plan was approved by the Board shall automatically receive on the first of the month of the first fiscal year following such date, a Director Option for 5,000 shares of Common Stock. Each Director who is elected or appointed to the Board for the first time after that initial grant date shall automatically receive, on the date of his or her election or appointment, a Director Option for 5,000 shares of Common Stock.

     On the date of the regular Annual Meeting of Stockholders of the Company in each year that this Plan is in effect (commencing with the 2001 Annual Meeting of Stockholders), each Director who is serving on that day, including a Director who was elected for the first time at such annual meeting, shall automatically receive the following:

     1. Director Options. A Director Option grant for 5,000 shares of Common Stock. Each Director Option will be subject to all of the limitations contained in the following provisions:

     (a) Each Director Option shall become exercisable (vested) on the earlier of (i) the first day that is more than six months following its Grant Date or
(ii) an Acceleration Date occurring after the Grant Date, provided that in no event shall any Director Option be exercisable prior to the approval of this Plan by the Company's stockholders.

     (b) The option purchase price of each Director Option shall be the Fair Market Value of the Common Stock on its effective Grant Date.

     (c) Each Director Option shall automatically include a Stock Appreciation Right, as if granted pursuant to Section VIII.

     (d) Each Director Option that is vested may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Option is being exercised, accompanied by payment in full of the option purchase price for such shares, which payment may be (i) in cash by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock already owned by the optionee having an aggregate Fair Market Value at the date of exercise equal to the aggregate option purchase price, (iii) from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates, or (iv) by a combination of such methods of payment.

     (e) Each Director Option shall expire 10 years from the Grant Date thereof, but shall be subject to earlier termination as follows: (1) to the extent exercisable as of the date a Director ceases to serve as a director of the Company (the "Resignation Date"), the Director Option may be exercised only within three years of such Resignation Date by the optionee or the optionee's legal representative or the person to whom the Nonemployee Director's rights shall pass by will or the laws of descent and distribution, as the case may be, and to the extent not so exercised shall terminate on the third anniversary of the Resignation Date and (2) to the extent not exercisable as of the Resignation Date, the Director Option shall terminate on such Resignation Date.

     In the event that the number of shares of Common Stock available for Director Awards under this Plan is insufficient to make all automatic Awards provided for in this Section XVII on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan and shall have no right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Section XVII shall terminate.

     Grants made pursuant to this Section XVII shall be subject to all of the terms and conditions of this Plan; however, if there is a conflict between the terms and conditions of this Section XVII and the terms and conditions of any other Section, then the terms and conditions of this Section XVII shall control. The Committee may not exercise any discretion with respect to this Section XVII which would be inconsistent with the intent that this Plan meet the requirements of Rule 16b-3.

                      XVIII.  DESIGNATION OF BENEFICIARY

     Each Participant to whom an Award has been made under this Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to exercise any rights or receive any payment that under the terms of such Award may become exercisable or payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named by a deceased Participant, or the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant's estate. If a Participant designates more than one beneficiary, any such exercise or payment under this Plan shall be made in equal shares unless the Participant has designated otherwise, in which case the exercise or payment shall be made in the shares designated by the Participant.

              XIX.  PREEMPTION BY APPLICABLE LAWS AND REGULATIONS

     Anything in the Plan or any agreement entered into pursuant to the Plan to the contrary notwithstanding, if, at any time specified herein or therein for the making of any determination, the issuance or other distribution of shares of Common Stock, the payment of consideration to an employee as a result of the exercise of any Stock Appreciation Right, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either the Company or the Participant (or the Participant's beneficiary), as the case may be, to take any action in connection with any such determination, the shares then to be issued or distributed, or such payment, the issue or distribution of such shares or the making of such determination or payment, as the case may be, shall be deferred until such action shall have been taken.

                   XX.  EFFECTIVE DATE AND DURATION OF PLAN

     This Plan amendment and restatement shall become effective as of February 25, 2000 subject to its approval by the stockholders of PEC. Unless previously terminated by the Board, the Plan shall terminate on the tenth anniversary of its approval by the stockholders; provided, however, that such termination shall not terminate any Award then outstanding. No Awards shall be made pursuant to this Plan after December 31, 2005.

                        XXI.  TERMINATION AND AMENDMENT

     The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would increase the aggregate number of shares which may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of PEC's stockholders, except that any such increase or modification that may result from adjustments authorized by Section XIII does not require such approval; provided, further, that no amendment or modification shall be made to Section XVII more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, or rules promulgated thereunder. No suspension, termination, modification or amendment of the Plan may terminate a Participant's existing Award or materially adversely affect a Participant's rights under such Award.

                             XXII.  MISCELLANEOUS

     (a) Nothing contained in the Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company.

     (b) No person shall have any rights as a stockholder with respect to shares covered by such person's Option, until the date of the issuance of shares pursuant thereto. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

     (c) Nothing contained in the Plan shall be construed as giving any person, such person's beneficiaries or any other person any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

     (d) Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action that is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company as a result of any such action.

     (e) No grantee nor any beneficiary thereof shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of any such grantee's or beneficiary's interest arising under the Plan or in any Award received under the Plan; nor shall such interest be subject to seizure for the payment of any grantee's or beneficiary's debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a grantee's or beneficiary's bankruptcy or insolvency and to the extent any such interest arising under the Plan or Award received under the Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the agreement evidencing such award.

     (f) All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Oklahoma without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the Plan.

Proxy                        PETROCORP INCORPORATED
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 19, 2000
          This Proxy Is Solicited on Behalf of the Board of Directors

  The undersigned holder of Common Stock of PetroCorp Incorporated (the "Company") hereby appoints Gary R. Christopher and Steve Berlin, or any one of them, his or her proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held on May 19, 2000, at 11:00 a.m., Tulsa time, at the Tulsa Room, 9th Floor, Bank of Oklahoma Tower, 1 Williams Center, Tulsa, Oklahoma 74172, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present on all matters coming before the meeting.

1.  Election of directors for a term expiring in 2003:
                 [_] FOR                 [_] WITHHOLD AUTHORITY
                 all nominees listed below
                                        to vote for all nominees
                 (except as marked below)
                                        listed below
                       Lealon L. Sargent   Mark W. Files

2.  Proposal to approve the adoption of the Company's 2000 Stock Option Plan.

3. To consider and take action, in accordance with their best judgment, upon any other matter which may properly come before the meeting or any adjournment thereof.

All as more particularly described in the proxy statement dated April 14, 2000 relating to such meeting, receipt of which is hereby acknowledged.

INSTRUCTIONS: To withhold authority to vote for any nominee, draw a line through or strike out that nominee's name as set forth above.

                   (continued and to be signed on other side)
  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.

                                            -----------------------------------
                                            -----------------------------------
                                                Signature of Shareholder(s)

                                            Please sign your name exactly as
                                            name appears hereon. Joint owners
                                            must each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            your full title as it appears
                                            herein.
                                            Dated: ______________________, 2000

 Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.